COMMON STOCK

BCS0500

Blue Coat™ Systems

COMMON STOCK

THIS CERTIFICATE IS TRANSFERABLE IN CANTON, MA, NEW YORK, NY AND SAN FRANCISCO, CA

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

SEE REVERSE FOR CERTAIN DEFINITIONS

CUSIP 09534T 50 8

THIS CERTIFIED THAT:

IS THE RECORD HOLDER OF: SPECIMEN

FULLY PAID AND NON-ASSESSABLE SHARES OF THE COMMON STOCK, $.0001 PAR VALUE PER SHARE, OF
BLUE COAT SYSTEMS, INC.

transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

WITNESS the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

SR VICE PRESIDENT FINANCIAL OFFICER AND SECRETARY

PRESIDENT AND CHIEF EXECUTIVE OFFICER